Exhibit 99.1

Oxford Immunotec Reports First Quarter 2017 Financial Results

●	First quarter revenue of $21.5 million, an increase of 26% compared to prior year period
●	First quarter Tuberculosis revenue of $18.5 million, an increase of 8% compared to prior year period
●	First quarter Tick-borne disease and other revenue of $3.0 million

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 2, 2017 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced first quarter 2017 financial results.

“We are very pleased with our performance during the first quarter as we continued our evolution from a single-product company to a multi-product company,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our core tuberculosis (TB) business grew in line with our expectations, with strong growth in the U.S. and Europe & ROW markets during the first quarter, and we saw a strong contribution from our newly acquired tick-borne disease franchise. As we move forward through the year, we will continue to focus on driving revenue growth and progressing the company towards profitability.”

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2017	2016	Percent Change

Product	$8.4	$8.1	3%
Service	13.1	9.0	46%
Total Revenue	$21.5	$17.1	26%

By indication, total revenues were, in millions:

	Three Months Ended March 31,
	2017	2016	Percent Change

Tuberculosis	$18.5	$17.1	8%
Tick-Borne Disease and Other	3.0	-	N/M
Total Revenue	$21.5	$17.1	26%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
			Percent Change
	2017	2016	As Reported	Constant Currency (1)

United States	$13.5	$8.7	55%	55%
Europe & ROW	1.8	1.6	12%	22%
Asia	6.2	6.8	-9%	-8%
Total revenue	$21.5	$17.1	26%	27%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

First quarter 2017 Financial Results

Revenue for the first quarter of 2017 was $21.5 million, representing 26% growth over the first quarter 2016 revenue of $17.1 million. On a constant currency basis, revenue growth was 27% versus the prior year period. Tuberculosis revenue for the first quarter of $18.5 million increased 8% over the prior year period.

2017 first quarter product revenue was $8.4 million, representing a 3% increase from product revenue of $8.1 million in the first quarter of 2016. The increase was primarily attributable to Europe & ROW TB growth and the sale of Immunetics tick-borne disease kits, offset by reduced revenue in Asia driven by order timing. Service revenue for the first quarter of 2017 was $13.1 million, up 46% from 2016 first quarter revenue of $9.0 million. The increase in service revenue was primarily driven by increased tuberculosis revenues in the United States as well as revenues from Imugen tick-borne disease services.

United States revenue was $13.5 million in the first quarter of 2017, representing 55% growth over revenue of $8.7 million in the prior year period. The increase was due both to strong organic growth in our core tuberculosis business revenue as well as the additional contribution of our tick-borne disease revenues.

Europe & ROW revenue was $1.8 million in the first quarter of 2017, representing a 12% increase compared to the first quarter of 2016. On a constant currency basis, Europe & ROW increased 22% versus the first quarter of 2016. The increase was primarily due to strong TB growth, particularly in the UK, and sales of Immunetics tick-borne disease kits.

Asia revenue was $6.2 million in the first quarter of 2017, representing a decrease of 9% compared to 2016 first quarter revenue of $6.8 million. On a constant currency basis, Asia declined 8% versus the first quarter of 2016. The decline was due to the timing of orders in China.

Gross profit for the first quarter of 2017 was $11.0 million, an increase of $2.1 million over gross profit of $8.9 million in the same period of 2016. Gross margin was 51.2%, a decrease of 110 basis points from the gross margin of 52.3% in the first quarter of 2016. The first quarter gross margin performance reflects a strong improvement in the underlying TB margins offset by the addition of tick-borne disease products, which carry a lower gross margin.

Operating expenses were $18.0 million in the first quarter of 2017, an increase of $1.9 million compared to $16.1 million in the same period last year. The increase in operating expenses was largely due to the inclusion of operating expenses as a result of the Imugen and Immunetics acquisitions, as well as expenses related to ongoing patent litigation. In addition, in the first quarter we recorded a $2.4 million credit related to the change in fair value of contingent consideration associated with the acquisition of Immunetics.

Net loss for the first quarter of 2017 was $8.1 million, or $0.36 per share, compared to $7.0 million, or $0.32 per share, in the first quarter of 2016. Net loss per share was based on 22,533,531 and 22,284,392 weighted average ordinary shares outstanding for the first quarters of 2017 and 2016, respectively.

EBITDA for the first quarter was $(6.1) million compared to $(6.4) million in the first quarter of 2016. Adjusted EBITDA was $(7.1) million for the first quarter compared to $(5.8) million in the same period in 2016. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

We expect to report revenue of between $24.9 and $25.7 million for the second quarter of 2017.

We continue to expect to report full year 2017 revenue of between $102 and $105 million, representing 19% - 22% year-over-year growth. We expect revenue to increase 21% to 24% for the year using constant exchange rates.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 2, 2017 at 8:00 a.m. Eastern Time to discuss its first quarter 2017 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 8077049 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics. Also obtained through the acquisitions is the Company's third product line focused on screening for Babesia in donated blood, for which the Company is currently seeking FDA licensure. The T-SPOT.CMV test and the T-SPOT.PRT test are pipeline products as part of the Company's fourth intended product line focused on the transplantation market. In addition to these four product lines, the Company has additional active development programs in other immune-regulated conditions. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, the anticipated benefits of the transaction, the effects of the transaction, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: risks related to disruption of management time from ongoing business operations due to the integration of Imugen and Immunetics into the Company; the risk that the Company may fail to realize the benefits expected from the acquisitions; the risk that the integration of Imugen and Immunetics into the Company may not progress as anticipated; decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries: Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries: Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2017	2016
Revenue
Product	$8,386	$8,138
Service	13,119	8,972
Total revenue	21,505	17,110
Cost of revenue
Product	3,245	3,293
Service	7,252	4,872
Total cost of revenue	10,497	8,165
Gross profit	11,008	8,945
Operating expenses:
Research and development	3,805	3,021
Sales and marketing	9,640	8,480
General and administrative	6,876	4,583
Change in fair value of contingent purchase price consideration	(2,357)	55
Total operating expenses	17,964	16,139
Loss from operations	(6,956)	(7,194)
Other expense:
Interest expense, net	(823)	(17)
Foreign exchanges (losses) gains	(106)	363
Other expense	(140)	(166)
Loss before income taxes	(8,025)	(7,014)
Income tax expense	(47)	(35)
Net loss	$(8,072)	$(7,049)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.36)	$(0.32)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,533,531	22,284,392

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended March 31,
(in thousands)	2017	2016
Net loss	$(8,072)	$(7,049)
Income tax expense	47	35
Interest expense, net	823	17
Depreciation and amortization of intangible assets	1,003	581
Accretion and amortization of loan fees	149	—
EBITDA	(6,050)	(6,416)

Reconciling items:
Share-based compensation expense	1,326	1,104
Unrealized exchange gains	(38)	(522)
Change in fair value of contingent purchase price consideration	(2,357)	55
Adjusted EBITDA	$(7,119)	$(5,779)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$43,133	$59,110
Accounts receivable, net	16,906	13,265
Inventory, net	8,307	7,437
Prepaid expenses and other assets	3,874	2,390
Total current assets	72,220	82,202
Restricted cash, non-current	200	200
Property and equipment, net	8,299	7,793
In-process research and development	16,170	16,170
Goodwill	3,822	3,822
Other intangible assets, net	10,764	11,017
Other assets	2,791	2,808
Total assets	$114,266	$124,012

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,668	$3,201
Accrued liabilities	13,120	14,282
Contingent purchase price consideration	1,118	882
Deferred income	48	41
Current portion of loans payable	86	84
Total current liabilities	18,040	18,490
Long-term portion of loans payable	29,552	29,601
Contingent purchase price consideration	—	2,593
Other liabilities	364	364
Total liabilities	47,956	51,048

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at March 31, 2017 and December 31, 2016, and 22,735,980 and 22,635,431 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	244	243
Additional paid-in capital	250,326	249,128
Accumulated deficit	(176,728)	(168,656)
Accumulated other comprehensive loss	(7,532)	(7,751)
Total shareholders’ equity	66,310	72,964
Total liabilities and shareholders’ equity	$114,266	$124,012